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                                 EXHIBIT 3.2

                   AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

       1. The present name of the Corporation is Engineered Support Systems, Inc. The name under which it was originally organized was Butanaco, Inc.

       2. An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on March 6, 2001.

       3.    Article Number Three is amended to read as follows:

             The aggregate number of shares which the Corporation shall have authority to issue shall be: Thirty Million Shares (30,000,000) of common stock, with the par value of One Cent ($.01) per share.

       4.    Of the 7,305,355 shares outstanding, 7,305,355 of such shares of any class entitled to vote thereon as a class were as follows:

                          Class        Number of Outstanding Shares
                          -----        ----------------------------
                          Common                 7,305,355

       5. The number of shares voted for and against the amendment was as follows:

                 Class             No. Voted For          No. Voted Against
                 -----             -------------          -----------------
                Common               4,763,550                1,181,756

       6. If the amendment changed the number of par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is: $300,000.00

             If the amendment changed the number of authorized shares without par value, the authorized number of shares without par value as changed and the consideration proposed to be received for such increased authorized shares without par value as are to be presently issued are: N/A

       7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected: N/A

In witness whereof, the undersigned, Gerald A. Potthoff, President has executed this instrument and its Secretary has affixed its corporate seal hereto and attested said seal on October 11, 2001.

/s/  David D. Mattern                            /s/  Gerald A. Potthoff
-----------------------                          -------------------------
David D. Mattern                                 Gerald A. Potthoff
Secretary                                        President

I, JoAnn Austin, a Notary Public, do hereby certify that on October 11, 2001 personally appeared before me Gerald A. Potthoff who, being by me first duly sworn, declared that he is the President of Engineered Support Systems, Inc. that he signed the foregoing documents as President of the corporation, and that the statements therein contained are true.

                                                 /s/   JoAnn Austin
                                                 -------------------------
                                                 JoAnn Austin
                                                 Notary Public